UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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Sonoco Products Company

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Sonoco Products Company 1 North Second Street Hartsville, South Carolina 29550 US

March 5, 2018

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 18, 2018, at 11:00 a.m. (EDT).

We have enclosed a Notice of 2018 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2017 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2018 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.

Executive Chairman

Sonoco Products Company 1 North Second Street Hartsville, South Carolina 29550 US

Notice of 2018 Annual

Meeting of Shareholders

TIME

11:00 a.m. (EDT) on Wednesday, April 18, 2018

PLACE

The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PROPOSALS

Proposal 1: Election of Directors;

Proposal 2: Ratification of independent registered public accounting firm;

Proposal 3: Advisory resolution to approve executive compensation; and Transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE

You may vote only if you were a shareholder of record at the close of business on February 28, 2018.

ANNUAL REPORT

We have enclosed a copy of the 2017 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING

It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2) VISIT THE WEBSITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

John M. Florence, Jr.
March 5, 2018	Secretary

SONOCO 2018 PROXY STATEMENT	3

Sonoco Products Company 1 North Second Street Hartsville, South Carolina 29550 US

Proxy Statement

Information Concerning

the Solicitation

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Share- holders (“Annual Meeting”) to be held on Wednesday, April 18, 2018, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco,” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 16, 2018. If you wish to attend the meeting in person, you may obtain directions to our office on our website at sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How a Quorum Will Be Established

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 28, 2018. At the close of business on February 28, 2018, a total of 99,562,452 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

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How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:

Actions of the Proxy Agents

If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the recommendations of the board of directors:

Telephone You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 17, 2018. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Proposal 1 –  FOR all nominees for director,

Proposal 2 –  FOR ratification of the selection of PwC LLP as our independent registered public accounting firm, and

Proposal 3 –  FOR the advisory resolution on executive compensation.

The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•  by giving notice of revocation at the Annual Meeting;

•  by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

•  by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Internet You may vote through the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 17, 2018. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.
Mail If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

SONOCO 2018 PROXY STATEMENT	5

How to Vote Shares Held in Street Name by a Broker, Bank, or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.

Your broker or other nominee is not permitted to vote on Proposal 1 or Proposal 3 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a broker voting instruction form, or if you return a broker voting instruction form but do not indicate how you want your broker to vote on any of these matters, a broker non-vote will occur with respect to such matters.

If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. Morrow Sodali LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. Morrow Sodali LLC may be contacted at Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers, directors, and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.

How Votes Will Be Counted

Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there is the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of the matter.

Proposal 3: Advisory Resolution to Approve Executive Compensation

The vote on the advisory resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.

Other Matters

Any other matter that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.

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Proposal 1:

Election of Directors

The Board of Directors is fixed at twelve members. In June, 2017, we amended our Articles of Incorporation to declassify our Board of Directors and elect all directors annually. Pursuant to the transition provision of that amendment, directors elected at the 2018 Annual Meeting will each be elected for a term of one year. Directors elected at the 2017 and 2016 Annual Meetings of Shareholders, however, will continue to hold office for the three-year terms for which they were elected, expiring at the 2020 and 2019 Annual Meetings, respectively. Thereafter, all Directors elected at each Annual Meeting of Shareholders will hold office for a term of one year, or until their respective successors are duly elected and qualified. Therefore, at our Annual Meeting, four directors will be elected. P.L. Davies, H.E. DeLoach Jr., P. Guillemot, and R.C. Tiede have been presented to the Corporate Governance and Nominating Committee by our Lead Director for election to hold office until our Annual Shareholders’ Meeting in 2019. The proxy agents intend to vote FOR the election of the four persons named above unless you withhold authority to vote for any or all of the nominees. Details of the Board declassification can be found under the heading “Declassification of the Board of Directors” on page 14.

The Board of Directors recommends that you vote FOR each nominee.

Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2002. Prior to that, she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. She is currently a director of

YMCA, USA (a nonprofit organization) and Carolinas Healthcare System. She was previously a director of Charming Shoppes from 1998 to 2009, C&D Technologies, Inc. from 1998 to 2010, and Family Dollar Stores, Inc. from 2009 to 2015.

Sonoco’s Board believes Dr. Davies is qualified to serve as a director based on the experience described above, as well as the financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Mr. DeLoach has been our Executive Chairman since 2013, prior to which he had been our Chairman since 2005. He was our Chief Executive Officer from 2000 until his retirement in 2013, and President from 2000 to 2010. He is a trustee of the Duke Endowment and serves as Chairman of its investment committee. Mr. DeLoach was previously a director of Progress Energy, Inc. from 2006 to 2012, Goodrich Corporation from 2003 to 2012, Duke Energy from 2012 to 2016, and

Milliken & Co (a privately held innovative textile and chemical company) from 2008 to 2017. Mr. DeLoach is the father-in-law of J.M. Florence, Jr., who is an executive officer of the Company.

Sonoco’s Board believes Mr. DeLoach is qualified to serve as a director based on his successful leadership of the Company over the past 32 years, including his 13 years of service as our Chief Executive Officer. Mr. DeLoach has extensive knowledge and understanding of our business, our people, our customers, and our shareholders. As a former practicing attorney and a former board member of other public and privately held companies, he also brings in-depth legal and corporate governance experience. The Board determined that Mr. DeLoach continues to demonstrate special attributes that make him particularly valuable to the Company, such that his continued service beyond age 72 would be in the best interest of the Company.

SONOCO 2018 PROXY STATEMENT	7

Mr. Guillemot has been Group Chief Executive Officer of Elior Group (catering and support services industry), Paris France, since December 2017. He was chief operating officer of Alcatel-Lucent SA, Boulogne-Billancourt, France, from 2013 to 2016, prior to its acquisition by Nokia Oyj in 2016. He was chief executive officer and board member of Europcar Group from 2010 to 2012; Chairman and CEO of Areva Transmission & Distribution from 2004 to 2010; group executive vice president, Faurecia SA from 2001 to 2003; group vice president, Valeo from 1998 to 2000; and held several global executive positions with Michelin from 1983 to 1998. Mr. Guillemot is currently a director of Constellium NV (a global producer of aluminum semi-products).

Sonoco’s Board believes Mr. Guillemot is qualified to serve as a director based on the experience described above, which has provided a wealth of executive leadership experience. His current and prior service as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial and regulatory knowledge. Mr. Guillemot’s global experience and leadership are especially valuable with respect to our operations in Europe where we have a significant footprint.

Mr. Tiede has been our Executive Vice President and Chief Operating Officer since January 2017, and was named CEO-Elect in December 2017. He was previously Senior Vice President, Global Consumer Packaging & Services, Protective Solutions & Reels

from 2015 to 2017; Senior Vice President, Global Consumer Packaging & Services from 2013 to 2015; Vice President Global Flexibles & Packaging Services from 2009 to 2013; Division Vice President & General Manager, Flexible Packaging from 2007 to 2009; and President Sonoco-CorrFlex from 2004 to 2007.

Sonoco’s Board believes Mr. Tiede is qualified to serve as a director based on his successful leadership experience within the Company over the past 14 years, including senior executive roles in our consumer segment. Mr. Tiede’s day-to-day leadership as our Chief Operating Officer will also provide our Board with intimate knowledge of our operations, challenges and opportunities.

8	SONOCO 2018 PROXY STATEMENT

Information Concerning Directors

Whose Terms Continue

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2019(1) are:

Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He served as a

Gosiger managing partner from 2001 to 2010, and as a Division Vice President from 1992 to 2001. Mr. Haley is currently a director of Ultra-met Carbide Technologies (privately owned) and the Gosiger Foundation (nonprofit organization). Mr. Haley is the brother-in-law of R.H. Coker, who is an executive officer of the Company.

Sonoco’s Board believes Mr. Haley is qualified to serve as a director based on the experience described above, which has provided him extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board.

Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was Chief Operating Officer, Bearings and

Power Transmissions Group from 2013 to 2014, Group President, Aerospace and Steel from 2012 to 2013, and President, Aerospace and Mobile Industries from 2008 to 2012. Mr. Kyle joined Timken in 2006, and was elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Sonoco’s Board believes Mr. Kyle is qualified to serve as a director based on the experience described above, and his broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

(1)	Although Mr. M. Jack Sanders is currently a member of the Board and was elected to serve until April 2019, he is not pictured due to his announced April 2, 2018 retirement.

SONOCO 2018 PROXY STATEMENT	9

Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 until his retirement in 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003 and was previously their Executive Vice President and Chief Financial Officer from 1996 to 2000. Mr. Whiddon is currently a director of Carter’s Inc., Dollar Tree Stores, Inc., and BayCare Health System (nonprofit organization) where he also served as Chairman of the Board from 2015 to 2017.

Sonoco’s Board believes Mr. Whiddon is qualified to serve as a director based on the experience described above, including his general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets. Mr. Whiddon is Chair of the Audit Committee, as well as an Audit Committee Financial Expert. Mr. Whiddon’s service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2020 are:

Mr. Cockrell has been managing director of Pacific Tiger Group Limited (a Hong Kong-based privately held investment enterprise with a wide range of businesses and assets across the Asia/Pacific region), since 2005. He is a director of Pathfinder Investment Holdings Corporation, a Philippines real estate management group. He is a former director of Hanesbrands, Inc., and former investment committee member of Asian Infrastructure Fund. Earlier in his career, he was director of corporate banking for the National Commercial Bank of Saudi Arabia and was a banking advisor for Middle Eastern and Asian interests.

Sonoco’s Board believes Mr. Cockrell is qualified to serve as a director based on the experience described above, as well as his wealth of business, financial, and investment experience, especially in the important and growing Asia/Pacific region. He also has hands on management experience in a number of industries and markets relevant to our products and services. His previous board experience and his position as a former officer of an international bank provides him with valuable regulatory and banking experience and an understanding of corporate governance issues.

Ms. McGarvie taught accounting at Harvard Business School in the full-time MBA program from 2012 to 2014. She was Chief Executive Officer of Leadership for International Finance, LLC, (an advisory firm offering consulting services and providing leadership seminars) from 2003 to 2012. She is currently a director of Apple Hospitality REIT, Inc., LKQ Corporation and Wawa, Inc. (privately held). She was previously a director of Accenture plc from 2001 to 2017 and Viacom, Inc. from 2007 to 2017.

Sonoco’s Board believes Ms. McGarvie is qualified to serve as a director based on the experience described above, which has provided her significant financial, technological and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

10	SONOCO 2018 PROXY STATEMENT

Mr. Micali is a member and limited partner of, Azalea Fund III (since 2008) and Azalea Fund IV (since 2014) of Azalea Capital LLC (private equity firm), Greenville, SC. He served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC, from 2008 to 2011. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in August 2008. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of American Tire Distributors Holding,

Inc. He also serves as director of several private companies and not-for-profit organizations. Mr. Micali was a trustee of the French Cultural Center, a nonprofit Boston charitable organization from 2009 to 2013. He also was a director of Lafarge North America from 2003 to 2007, Ritchie Bros. Auctioneers, Incorporated, from 2008 to 2012, and SCANA Corporation from 2007 to 2017.

Sonoco’s Board believes Mr. Micali is qualified to serve as a director based on the experience described above, including the leadership and operating experience derived from his executive service at a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director and Chair of the Corporate Governance and Nominating Committee.

Mr. Nagarajan has been Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW) (a Fortune 200 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses), Glenview, IL, since 2014. He was Executive Vice President of Welding from 2010 to 2014, Group President, Welding International from 2008 to 2010, and Group Vice President Welding Group from 2006 to 2008. Mr. Nagarajan joined ITW in 1991.

Sonoco’s Board believes Mr. Nagarajan is qualified to serve as a director based on the experience described above, including broad operational leadership expertise gained in a global manufacturing organization.

Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006.

(2)	Although Mr. Micali was elected for a three-year term to serve until April 2020, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Micali will retire from the Board in December 2019 unless his age limit is extended.

SONOCO 2018 PROXY STATEMENT	11

Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director, and previous chair of the audit committee, of Marsh & McLennan Companies, Inc. He was also a director of Capital Bank Financial Corp from 2009 to 2017.

Sonoco’s Board believes Mr. Oken is qualified to serve as a director based on the experience described above, which has provided him in-depth financial and regulatory experience, banking perspective, and a mergers and acquisitions background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has previously served as Chair of the Audit Committee, and is currently an Audit Committee Financial Expert.

(3)	Although Mr. Oken was elected for a three-year term to serve until April 2020, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Oken will retire from the Board in October 2018 unless his age limit is extended.

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Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct and Ethics are available through our website at sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or through email to CorporateSecretary@sonoco.com.

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our website at sonoco.com.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);
•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on our audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: H.A. Cockrell, P.L. Davies, P. Guillemot, R.G. Kyle, B.J. McGarvie, J.M. Micali, M.D. Oken, S. Nagarajan and T.E. Whiddon. E.H. Lawton, III and J.E. Linville, whose Board service ended on July 18, 2017 and February 7, 2018, respectively, were also independent.

SONOCO 2018 PROXY STATEMENT	13

Majority Withheld – Director Resignation Policy

The Board of Directors has adopted a “Majority Withheld – Director Resignation” policy in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. The Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. The policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

Board Leadership Structure, Executive Sessions of Non-management Directors and Lead Director

The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory, and the Board considers the issue on a case-by-case basis. The Board recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices, and within the last decade, we have employed both structures.

Regardless of whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, we always maintain a lead independent director. Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.

J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or by email to CorporateSecretary@sonoco.com.

Declassification of the Board of Directors

In June 2017, Sonoco amended its Articles of Incorporation to effect the declassification of our Board of Directors as approved by the shareholders at the 2017 Annual Meeting. Pursuant to this amendment, nominees for election at the 2018 Annual Meeting of Shareholders are nominated to serve one-year terms expiring at the next Annual Meeting of Shareholders. Those Directors elected at the 2017 and 2016 Annual Meeting of Shareholders, however, continue to be, and are, divided into classes and will hold office for the three-year terms for which they were elected, expiring at the 2020 and 2019 Annual Meetings, respectively. Thereafter, all Directors elected at each Annual Meeting of Shareholders will hold office for a term of one year expiring at the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

14	SONOCO 2018 PROXY STATEMENT

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election as Board of Directors’ nominees at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, however, shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US. No such nominations have been made for this Annual Meeting.

Shareholder Proxy Access

The Company’s By-laws provide eligible shareholders with “proxy access” rights to nominate director candidates. A shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years may submit eligible director nominees for up to the greater of one director or 20 percent of the number of directors to be elected at the meeting if the board is classified, and the greater of two directors or 20 percent of the number of directors in office if the Board is not classified, all subject to the procedures, terms and conditions specified in the By-laws. Nominees that satisfy the requirements of Article III – Section 15 of the Company’s By-laws will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2019 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 16, 2018.

SONOCO 2018 PROXY STATEMENT	15

Communications with

the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication, the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and

Committees of the Board

During 2017, our Board of Directors held four regularly scheduled meetings and two special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2017, all of our directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The following table outlines the membership and the number of meetings held by each committee in 2017. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards.

16	SONOCO 2018 PROXY STATEMENT

Corporate
			Governance	Employee
		Executive	and	and Public	Financial
	Audit	Compensation	Nominating	Responsibility	Policy	Executive
	Committee	Committee	Committee	Committee	Committee	Committee

H.A. Cockrell		🌑			🌑

P.L. Davies		🌑	🌑	🌑

H.E. DeLoach, Jr.						🌑

P. Guillemot	🌑			🌑

J.R. Haley				🌑	Chair

R.G. Kyle	🌑	🌑			🌑

J.E. Linville	🌑			Chair

B.J. McGarvie	🌑				🌑

J.M. Micali		🌑	Chair		🌑	🌑

S. Nagarajan	🌑			🌑	🌑

M.D. Oken	🌑	Chair	🌑			🌑

M.J. Sanders						🌑

T.E. Whiddon	Chair	🌑	🌑		🌑

Number of 2017 Meetings	8	6	5	2	4	0

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation – Compensation Discussion and Analysis – Role of Executive Officers in Determining Executive Compensation” on page 43 and “– Role of Independent Compensation Consultant” on page 42.

SONOCO 2018 PROXY STATEMENT	17

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

Annual Performance

Evaluation of the Board

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

The Board’s Role in the

Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2017.

The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. During development of the risk management framework, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

18	SONOCO 2018 PROXY STATEMENT

Board / Committee	Primary Areas of Risk Oversight
Full Board	Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.
Audit Committee	Oversight of risk management process and structure; risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, and litigation.
Financial Policy Committee	Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.
Executive Compensation Committee	Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.
Employee & Public Responsibility Committee	Risks and exposures associated with the environment, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.
Corporate Governance & Nominating Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

Compensation Committee

Interlocks And Insider Participation

Members of the Executive Compensation Committee during the year ended December 31, 2017 were H.A. Cockrell, P.L. Davies, R.G. Kyle, J.M. Micali, M.D. Oken, and T.E. Whiddon. None of the members of the Committee had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K.

SONOCO 2018 PROXY STATEMENT	19

Related Party Transactions

R.H. Coker, an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is a member of the Board of Directors. Mr. Coker is currently Senior Vice President, Rigid Paper Containers & Paper/Engineered Carriers International, and received total 2017 compensation of $1,500,000.

J.W. DeLoach, an employee of the Company since 1998, is the son of H.E. DeLoach, Jr. who is Executive Chairman of the Board of Directors. Mr. DeLoach is currently Regional Manufacturing Manager – Paper Stock Dealers, and received total 2017 compensation of $169,000.

J.M. Florence, Jr., an employee of the Company since 2015, is the son-in-law of H.E. DeLoach, Jr. who is Executive Chairman of the Board of Directors. Mr. Florence is currently Vice President, General Counsel and Secretary, and received total 2017 compensation of $644,000.

S. Nagarajan, a member of the Board of Directors of Sonoco, is Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW). Sonoco sold $4,890,000 in products to and purchased $446,000 in products from ITW during 2017. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2018. The Board of Directors considered these relationships when making its determination of Mr. Nagarajan’s independence.

Related Party Transaction

Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an executive officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

20	SONOCO 2018 PROXY STATEMENT

Section 16(A)

Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us, in 2017 all of the required filings were made on a timely basis except: two Form 4 filings for Vicki B. Arthur each representing a gift of shares, one Form 4 filing for John M. Florence, Jr. representing the sale of an indirect holding, and one Form 4 filing for each director representing one issuance of phantom stock resulting from the deferral of retainer fees. All of the above mentioned filings were made as soon as their omissions were discovered.

Security Ownership

of Certain Beneficial Owners

The following table shows information as of December 31, 2017, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class

No Par Value Common	BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	10,807,162	10.9%

	The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	9,757,343	9.81%

	State Street Corporation(3) One Lincoln Street Boston, MA 02111	7,255,732	7.3%

(1)	In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 10,420,170 shares and sole dispositive power with respect to 10,807,162 shares.

(2)	In its most recently filed Schedule 13G, The Vanguard Group reported sole voting power with respect to 56,956 shares, shared voting power with respect to 12,000 shares, sole dispositive power with respect to 9,700,702 shares, and shared dispositive power with respect to 56,641 shares.

(3)	In its most recently filed Schedule 13G, State Street Corporation reported shared voting power and shared dispositive power with respect to 7,255,732 shares.

SONOCO 2018 PROXY STATEMENT	21

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of February 1, 2018, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)	Vested Restricted Stock Units(3)	Deferred Compensation Units(4)	Performance- Contingent Restricted Stock Units(5)

H.A. Cockrell	—		—	—	10,647	—
P.L. Davies	—		—	—	34,164	—
H.E. DeLoach, Jr.	573,136		—	33,433	51,234	—
P. Guillemot	—		—	—	882	—
J.R. Haley	15,115		—	—	17,300	—
R.G. Kyle	—		—	—	5,119	—
J.E. Linville	465,467		—	—	34,164	—
B.J. McGarvie	—		—	—	7,890	—
J.M. Micali	—		—	—	50,279	—
S. Nagarajan	—		—	—	7,236	—
M.D. Oken	7,350		—	—	34,088	—
T.E. Whiddon	15,590		—	—	34,164	—
M.J. Sanders	98,298		—	35,876	—	238,987
B.L. Saunders	55,828		—	17,866	—	—
R.C. Tiede	88,287		—	17,910	14,615	13,431
R.H. Coker	175,446	(6)	—	17,142	—	—
R.D. Fuller	90,958		—	—	—	—
All Executive Officers and Directors as a group (27 persons)	1,722,855		1.7%	213,232	301,708	335,520

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares. Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 1, 2018, as to which our stock price on February 1, 2018 of $53.52 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2008 Long-Term Incentive Plan

22	SONOCO 2018 PROXY STATEMENT

(“2008 Plan”), the 2012 Long-Term Incentive Plan (“2012 Plan”) and the 2014 Long-Term Incentive Plan (“2014 Plan”) for the following named executive officers:

	Total Vested / Exercisable SSARs	SSARs with Appreciation as of February 1, 2018	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are Included in the Above Table

M.J. Sanders	334,113	287,210	55,324
B.L. Saunders	70,007	58,543	9,985
R.C. Tiede	51,086	37,536	7,448
R.H. Coker	102,818	95,522	23,383
R.D. Fuller	44,594	37,298	7,239
All Executive Officers as a group	831,871	700,229	147,896

Also included are 30,131 Restricted Stock Units which will be issued within 60 days, 29,028 shares held in our Dividend Reinvestment Plan and 15,047 shares held in our Savings Plan.

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 1991 Plan, 2008 Plan, 2012 Plan or 2014 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three year performance periods ended December 31, 2005 through December 31, 2016. Issuance of these shares has been deferred until after separation of service and no present dispositive or voting rights are associated with them.

(6)	Includes 124,626 shares pledged as a security.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

SONOCO 2018 PROXY STATEMENT	23

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our compensation decisions in 2017 were driven by our overarching goal of linking pay with performance and creating long-term shareholder value.

Our decisions involving 2017 goal setting and other actions influencing executive compensation were based on the expectation that our operating results would be essentially flat year over year due to the negative impact of divestitures offset by improvements in operations stemming from modest volume growth in our consumer, industrial and protective packaging served purpose is Better Packaging. Better Life. We believe this statement captures the essence of why we have been successful over the past 118 years and why this success should continue into the future. Creating better packaging for our customers promotes freshness and safety of their products which in turn provides opportunities for our employees and improved returns for our shareholders thus creating a better life for all.

markets and productivity improvements which would more than offset higher operating expenses. Finally, we expected to further improve year-over-year financial results through accretive acquisitions.

Performance Highlights

and Key Accomplishments

At the center of what we do as a Company is our purpose, or the why of our existence. Sonoco’s

During 2017, we worked to achieve our purpose by continuing to pursue our Grow and Optimize strategy. This strategy is focused on growing through new products, new markets and new customers, including adding new capabilities for serving the fast growing “Perimeter of the Store,” and optimizing our business through new processes and new systems which improves productivity to help lower our cost structure.

Despite volatile raw material costs and flat to negative growth from many of our largest consumer and protective packaging customers, Sonoco achieved improved top-line and bottom-line results in 2017, including record net sales and gross profits.

Named Executive Officers (NEOs) for 2017

M. JACK SANDERS

President and Chief Executive Officer (“CEO”)

                                                                                              _

BARRY L. SAUNDERS

Senior Vice President and

Chief Financial Officer (“CFO”)

                                                                                              _

ROBERT C. TIEDE

Executive Vice President and
Chief Operating Officer (“COO”)*

ROBERT H. COKER

Senior Vice President, Global Rigid Paper and
Paper/Industrial Converting – International                                                                                               _

RODGER D. FULLER

Senior Vice President, Paper/Industrial Converting Americas, Reels and Display and Packaging

* Mr.Tiede was named CEO-elect in December 2017 to succeed Mr. Sanders when he retires in April 2018.

24	SONOCO 2018 PROXY STATEMENT

Our 2017 financial performance highlights:

$159.5 Million

Cash returned to shareholders in 2017
primarily through higher dividends. Over the past five years, Sonoco has returned approximately $927 million to shareholders in the form of dividends and share repurchases. In 2017, we raised the common stock dividend by 5.4% to $1.56 per share, on an annualized basis. We have paid quarterly dividends to shareholders since 1925 and increased dividends for 35 consecutive years.

$5.04 Billion

2017 net sales reached a record $5.04 billion, up $253.8 million from 2016. This 5.3% improvement came from higher selling prices implemented to recover rising raw material costs; acquisitions, net of divestitures; and the positive impact of foreign exchange.

$2.79

GAAP earnings in 2017 were $1.74 per diluted share, compared with $2.81 per diluted share in 2016. 2017 earnings included after-tax charges of $1.05 per diluted share related to pension settlement distributions, tax changes related to the implementation of the U.S. Tax Cuts and Jobs Act, restructuring charges and acquisition costs, while 2016 results benefited from a gain of $.09 per diluted share from the sale of our blow molding plastics operations, offset by restructuring, impairment and acquisitions costs. Base earnings (as defined on page 19 in the 10-K) were $2.79 per diluted share, up 2.7% from 2016, as our Consumer Packaging segment produced record sales and operating profits, and our Paper and Industrial Converted Products segment improved operating profit by 19%. Strong results from our two largest segments were partially offset by disappointing results in our Display and Packaging and Protective Solutions segments.

Executive Compensation Plan Overview

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In light of the 2017 achievements, the Committee believes the compensation paid to our Named Executive Officers (“NEOs) was commensurate with our performance when compared with the performance of our packaging peers. In addition, we believe our targeted short-term incentives and long-term incentives achieved our goals of motivating and rewarding performance and aligning our executives’ interests with those of our shareholders.

While the Company met some of our financial, operational and strategic commitments, we did not fully meet all short-term and long-term targets. As a result, consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid below targeted levels in the annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 74.1% of target, as described in detail under “2017 Committee Actions – Performance-based Annual Cash Incentive” on page 32. The 2015-2017 Long-Term Incentive Plan vested at 87.7% of target and is described in more detail under “Results of 2015-2017 PCSU Performance Cycle” on page 37. The specific drivers and results of these two plans, as well as other components of executive compensation are covered in detail in later sections.

SONOCO 2018 PROXY STATEMENT	25

Highlighted in this report is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation program in 2017 is also provided through several sections of the Compensation Discussion and Analysis.

26	SONOCO 2018 PROXY STATEMENT

Sonoco’s Goals Regarding

Executive Compensation

Pay for Performance

Compensation should provide incentives for and reward the creation of value for the Company’s stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent they support sustainable value creation. As illustrated on page 29, 84% of our CEO’s target total direct compensation and 72% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay Within Reason

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company size and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics.

Listen

Sonoco intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage Stock Ownership

Sonoco values stock ownership and retention by its directors and executives because we believe that it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits Directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize Guarantees

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Lead by Example

Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for the duration of the director’s service helps align directors’ interests with the interests of other shareholders.

98%Say on Pay Support

Say on Pay

At the April 2017 Annual Meeting, 98.1% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Compensation Commit-

SONOCO 2018 PROXY STATEMENT	27

tee did not make any material changes to the design of 2017 executive compensation program as a result of this vote.

Shareholder Engagement

Shareholder engagement is a key pillar of our governance strategy and we are committed to active engagement with our shareholders throughout the year. In 2017, management engaged in a direct dialogue with a number of institutional and retail shareholders to solicit their feedback and gather information on their views and opinions on various issues, including executive compensation, actions to improve corporate governance and sustainability. In addition, we provide regular updates on our performance and strategic actions to investors and participate in several investor conferences, one-on-one meetings, site visits, earnings calls and investor and analyst conversations. In 2018, we are preparing to conduct direct engagements with several of our largest institutional shareholders in order to better understand their perceptions and communicate key governance and executive compensation topics. See further information under “Communications with the Board of Directors” on page 16.

Compensation Objectives

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all of our executive officers, including our NEOs. Additional information about the purpose of the Committee and its process and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board – Executive Compensation Committee” on page 17 of this Proxy Statement and a copy of the Committee’s charter is also available in the Investor Relations section of our website at sonoco.com. The Committee does not delegate its decision-making authority relating to executive compensation.

Our compensation program is designed to meet three principal objectives:

•	Attract, retain and reward executives whose contributions support the Company’s long-term success:
•	Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and
•	Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

Pay Mix and Pay Philosophy

The executive compensation program consists of the following components:

Direct Compensation Elements, Consisting of:

•	Base salary
•	Performance-based annual cash incentive
•	Long-term equity incentive

Executive Benefit Elements, Consisting of:

•	Supplemental executive retirement benefits
•	Executive life insurance

Minimal Prerequisites

Weightings of Direct Compensation Elements

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, 84% of the CEO’s target total direct compensation and 72% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

28	SONOCO 2018 PROXY STATEMENT

The following charts illustrate the allocations of direct compensation elements and are based on 2017 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-based Annual Cash Incentive” section on page 31. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-term Equity Incentives” section on page 34. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 45.

Use of National Market Surveys

and Peer Company Data

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms, Hay Group, Aon, and Willis Towers Watson. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to the National Survey Data, at least annually, the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 13-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco. For 2017 Sonoco’s revenue is between the 25th percentile and median of the peer group, while its market capitalization is slightly above median of the peer group. Sonoco’s one-year and three-year total shareholder return are at the 57th and 81st percentile of the peer group, respectively.

SONOCO 2018 PROXY STATEMENT	29

The 13 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated
Avery Dennison Corporation
Ball Corporation
Bemis Company Incorporated
Berry Plastics Group
Crown Holdings Incorporated
Domtar
Graphic Packaging
Greif Incorporated
Owens-Illinois Incorporated
Packaging Corporation of America
Sealed Air Corporation
Silgan Holding

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable.

Committee Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. The Committee reviews tally sheets for each NEO and may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

30	SONOCO 2018 PROXY STATEMENT

Description of Direct Compensation

Elements and 2017 Committee Actions

This section describes the direct compensation elements for the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers. We refer to these five executive officers as our Named Executive Officers (“NEOs”) and are listed on page 24.

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2017 Committee Actions — Base Salary

The following promotions and base salary increase took place effective January 1, 2017 and were evaluated using national market data and peer group data as described on page 29 under “Use Of National Market Surveys And Peer Company Data”:

– Mr Tiede was promoted to Executive Vice President and Chief Operating Officer with a 15% increase to base salary

– Mr Coker was promoted to Senior VP, Global Rigid Paper & Paper/Industrial Converting – International with no increase to base salary

– Mr Fuller was promoted to Senior VP, Paper/Industrial Converting – Americas, Reels and Display & Packaging with no increase to base salary

At its April 2017 meeting, the Committee approved merit increases for the executive officer group. In making the increases the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. The CEO and other NEOs each received a merit increase of 2.5%.

In response to the April 2018 retirement of Mr. Sanders, the Compensation Committee met in December 2017 and approved an increase to Mr. Tiede’s base pay of 24% to become effective April 1, 2018. This is an initial step towards transitioning Mr. Tiede to a competitive CEO reward structure and was determined using the process described on page 29 under “Use of National Market Surveys and Peer Company Data.”

Performance-based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align executives’ interests with those of our shareholders by focusing on strong annual financial and operating results. In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers (“PBAI Plan”). Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the NEOs other than the CFO. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum and any individual participant award cannot exceed 30% of the pool. The amounts of actual incentive awards made by the Committee to the NEOs have historically been

SONOCO 2018 PROXY STATEMENT	31

substantially lower than the maximum plan award levels allocated by the PBAI Plan. The Committee uses negative discretion under the PBAI Plan to reduce the maximum awards using such factors as it deems appropriate with the primary factor being the performance against the goals in the Officers’ Incentive Plan (“OIP”) as described in the paragraphs below.

To determine the actual awards each year, the Committee establishes under the OIP a “threshold” a “target” and a “maximum” incentive amount for each NEO, including the CFO who is not covered under the PBAI Plan. These represent a percentage of base salary. Each level (threshold, target and maximum) represents different Company performance and year over year growth expectations considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our packaging peer group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data. Threshold goal is set at what is considered minimally acceptable performance, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above national survey median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to two times “target” payout.

The Committee has authority to adjust payouts under the OIP to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. Under no circumstance would the payout exceed the maximum potential under the shareholder approved PBAI Plan. No such adjustments took place in 2017.

The Committee also determines each year the types of financial measures that will be used under the OIP. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are above budget, which is believed to be superior performance for the year.

2017 Committee Actions —

Performance-based Annual Cash Incentive

Under the PBAI Plan for 2017, the maximum incentive pool available for all NEOs except the CFO was $10,924,000 of which no more than 30% ($3,277,300) could be allocated to any one participant. The actual awards paid were determined by the Committee in its exercise of negative discretion, primarily on the basis of performance under the OIP as described below.

The Committee relies on National Market Surveys and peer company data to determine target incentive levels. For 2017, the Committee established an annual incentive compensation threshold, target, and maximum payout under the OIP for each NEO, as follows:

32	SONOCO 2018 PROXY STATEMENT

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*

M.J. Sanders	44%	110%	220%
B.L. Saunders	30%	75%	150%
R.C. Tiede	35%	87.5%	175%
R.H. Coker	30%	75%	150%
R.D. Fuller	30%	75%	150%

*	as a percentage of base salary

The chart above reflects the Board’s decision to promote, effective January 1, 2017, Mr. Tiede to Executive Vice President and Chief Operating Officer (and later CEO-elect), and to promote both Messrs. Coker and Fuller from Group Vice Presidents to Senior Vice Presidents of specific Sonoco businesses.

The Compensation Committee decided in December 2017 to increase the annual incentive for CEO-elect, Mr. Tiede. His annual incentive will increase to target at 120% of base salary effective April 1, 2018. This action will move Mr. Tiede towards a competitive CEO reward structure, and included a compensation analysis as described on page 29 under “Use of National Market Surveys and Peer Company Data”.

Financial performance measures are established each year and for 2017, the Committee considered year over year growth in base earnings per share to be the most critical performance measure for determining share price and, in turn, shareholder value. Therefore, the Committee applied the heaviest weight to this performance measure for all NEOs. Base earnings per share is a non-GAAP measure. Information about how base earnings per share was calculated is provided on page 19 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission.

In addition to the base earnings per share performance measure the Committee selected sales volume growth as a key performance variable essential to maximizing shareholder value.

Sales volume growth is the year over year increase in revenue attributable to changes in volume and mix, excluding the impacts of prices, exchange rates, acquisitions, divestitures and discontinued operations.

All of the NEOs were assigned the following financial measures and weightings for the 2017 OIP.

Incentive Plan Financial Measures	Weightings
Base Earnings per Share	65%
Sales Volume Growth	35%

SONOCO 2018 PROXY STATEMENT	33

The financial measure goals established under the OIP at the beginning of the year, and the actual 2017 financial performance were as follows:

	Threshold	Target	Maximum	Actual 2017 Performance

Base Earnings per Share Growth	0%	2.2%	5.9%	2.7%
Sales Volume Growth	.5%	2.0%	3.0%	(.4%)

Our base earnings per share were $2.794 which resulted in this component’s 65% weighting of incentive payments under the OIP being earned at 114% of target. Information about how base earnings per share was calculated is provided on page 19 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission.

Sales volume growth for 2017 was ($19,726) million (negative .4%), which resulted in this component’s 35% weighting of incentive payments under the OIP performing below threshold and receiving zero payout.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2017 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

	Annual Incentive Compensation for 2017	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year

M.J. Sanders	$870,475	74.10%	81.5%	-29.5%
B.L. Saunders	313,222	74.10%	55.6%	-29.5%
R.C. Tiede	434,772	74.10%	64.8%	-5.5%
R.H. Coker	269,768	74.10%	55.6%	-24.3%
R.D. Fuller	270,697	74.10%	55.6%	-24.4%

Long-term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives as well as promote retention. In 2017, long-term equity incentives were awarded under our 2014 Long-Term Incentive Plan, which was approved by our shareholders in 2014 (the “2014 Plan”). The 2014 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan then in effect, and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2017 under the 2014 Plan were comprised of performance contingent restricted stock units (“PCSUs”), stock-settled stock appreciation rights (“SSARs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described, to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. We

34	SONOCO 2018 PROXY STATEMENT

generally position target total direct compensation at approximately the median level. However we do consider other factors such as time in the role, individual performance, internal equity and difficulty to replace. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2014 Plan as the Committee determines. For 2017, the target mix of awards for each officer was 50% PCSUs, 25% SSARs and 25% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs, SSARs, or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives.

It is our practice to grant PCSUs, SSARs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive plan as well as the long term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares of equity awards, including PCSUs, stock options or SSARs and RSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee or the date of approval by the Board in the case of a new officer election.

PCSUs – 50% of Equity Award

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than the SSARs and RSUs. The Committee establishes performance requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer term business outlook for total return to shareholders and returns on capital and equity.

Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target shares. PCSUs must meet threshold performance in order to achieve a payout.

Unvested PCSUs are forfeited upon termination of employment except in the case of death, disability, retirement or a change in control. If the participant’s employment is terminated as a result of death, disability, or retirement during the three-year performance period, the participant will be entitled to a settlement of any PCSUs that may vest at the end of the three-year performance period on a prorated basis equal to the time employed.

Upon consummation of a change in control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested PCSUs will vest at target on a pro-rata basis if the change in control occurs during the 3-year performance period. A lump sum payment equal to the aggregate fair market value of the PCSU (using the weighted average stock price on the last trading day immediately preceding the change in control) will be issued to the participant, within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). In such event, payment of the PCSUs will be paid out at the earliest date permitted under IRC Code Section 409A (and in accordance with any deferral elections previously made).

PCSUs do not have voting rights and we do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from

SONOCO 2018 PROXY STATEMENT	35

service by an individual executive officer, dividend equivalents are accumulated and converted into additional PCSUs from the time of vesting until the issuance of actual shares.

SSARs – 25% of Equity Award

Grants of SSARs provide the participant with the ability to profit from the appreciation in value of the Company’s stock. SSARs are only valuable to an executive if our stock price increases during the term of the award. The SSAR exercise price is based on the closing price of our stock on the day of the February Board meeting. SSAR awards made after 2014 vest over a period of three years and have a 10-year term from the date of grant. The first vesting date occurs on the one-year anniversary of the grant, and the SSAR will only have value if the award is both vested and the stock price increases above the grant price during the award’s ten year term.

Unvested SSARs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested SSARs will immediately vest upon the date of termination.

RSUs – 25% of Equity Award

Grants of RSUs are intended to foster executive officer retention. RSUs have a three year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have voting rights and do not credit dividend equivalents on unvested shares. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional RSUs from the time of vesting until the issuance of actual shares.

Unvested RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will immediately vest upon the date of termination.

RSUs – Special Grants

We have a practice of making a special grant of time-vesting RSUs to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. Receipt of such RSUs occurs six months following separation from service. The value of RSUs granted is based on position. The special grant of officer RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares. The vesting of these RSUs may be structured in one of three ways: vesting in three equal increments on the third, fourth, and fifth anniversary of the grant if RSUs are granted all in one year; vesting on the third anniversary of each grant if granted over three years; or cliff vesting on the fifth anniversary of the grant.

Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro-rata basis.

2017 Committee Actions

PCSUs

On February 8, 2017, the Committee approved PCSU grants to our executives, including the NEOs, for the 2017 – 2019 performance period. The value of the PCSU grants were weighted at 50% of the NEOs’ total long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2017 Grants of Plan-based Awards” table on page 48.

Consistent with prior years, the Committee established goals for performance vesting of the 2017 – 2019 PCSUs based on two key financial measures: average return on net assets employed (“RONAE”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. These goals are as follows:

36	SONOCO 2018 PROXY STATEMENT

	Threshold Vesting	Target Vesting	Maximum Vesting

Average Three-Year RONAE*	10.7%	11.2%	11.8%
Three-Year Cumulative Growth in BEPS**	6.0%	14.2%	21.9%

*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of 0.18% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.

**	BEPS is adjusted to exclude non-service pension and post-retirement cost changes. The percentages above equate to a Base Earnings per Share Growth Rate (BEPSGR) of 1.5%, 4.1% and 7.0% for threshold, target and maximum performance levels, respectively. BEPSGR is the constant compounded annual growth rate represented by the cumulative change in annual BEPS (as adjusted to exclude certain items for the three year measurement period) for the most recently completed year preceding the grant date.

The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2017 awards, the average three-year RONAE is weighted 60% and the three-year cumulative growth in BEPS is weighted 40%.

SSARs

On February 8, 2017 the Committee approved SSAR grants to our executives, including the NEOs. As stated above, the SSAR awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The SSARs vest in equal installments on the first, second and third anniversaries of the grant and the grant price was set at $54.46 per share, the closing market price of our common stock on February 8, 2017, the date of grant. These SSARs will be valuable to the recipients only if the award vests and the market price of our stock exceeds $54.46 during the ten-year term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “2017 Grants of Plan-Based Awards” table on page 48. Target grants were calculated as described under “Long-term Equity Incentives” on page 34.

RSUs

On February 8, 2017 the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2017 Grants of Plan-Based Awards” table on page 48. Target awards were calculated as described under “Long-term Equity Incentives” on page 34.

These RSU awards for each of the NEOs, combined with their PCSU and SSAR awards discussed above, equates to approximately 66% of the CEO’s and 50% of the other NEO’s target total direct compensation, which is consistent with our pay for performance objective.

CEO Transition - Equity

In December 2017 the Compensation Committee decided to increase the 2018 long term equity award for CEO-elect, Mr. Tiede (50% PCSUs, 25% SSARs, 25% RSUs) to a dollar value of $2,345,000. The compensation analysis was performed using the process described on page 29 under “Use of National Market Surveys and Peer Company Data”. In addition, and as a part of his new role as CEO, Mr. Tiede will receive a one-time special RSU grant of $2,000,000 with five-year cliff vesting. The Compensation Committee also decided that no equity awards will be granted to Mr. Sanders in 2018.

Results of 2015-2017 PCSU Performance Cycle

On February 11, 2015, the Committee granted PCSUs to our executives, including the NEOs, which represented 50% of each NEO’s long term equity award. The target performance for the average three year RONAE was 10.27%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (10.42%), and the target growth performance for the three year cumulative BEPS was 15.8%. The vesting of these PCSUs was dependent on achieving pre-determined

SONOCO 2018 PROXY STATEMENT	37

growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2015 through December 31, 2017.

The Company’s actual performance for RONAE was a three-year average of 10.17% and was below target performance under the plan. The Company achieved a cumulative BEPS growth of 14.5% for the three year performance period which was below target. At the end of 2017, PCSUs vested at 87.7% of target. The PCSUs that have been earned and have vested are shown in the “2017 Option Exercises and Stock Vested” table on page 51.

Description of Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases retirement or change in control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a pro-rata basis at target upon a change in control during the three-year performance period. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest

	Termination	Retirement	Death/Disability	Change in Control
PCSUs – 50% award	Forfeit unvested shares	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Unvested shares vest at target on a pro-rata basis upon CIC.

SSARs – 25% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.

RSUs – 25% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.

RSUs – special grant	Forfeit unvested shares	Forfeit unvested shares	Vests on a pro-rata basis, subject to approval from Committee	Vests on a pro-rata basis upon CIC.

38	SONOCO 2018 PROXY STATEMENT

during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 58. These provisions apply similarly to all plan participants, including those below the executive officer level.

Deferred Compensation Plan

The Deferred Compensation Plan for Corporate Officers is a nonqualified deferred compensation plan (“NQDC”) we provide for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, restricted stock units and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. The plan and accumulated balances are described in more detail under the “2017 Nonqualified Deferred Compensation” table on page 55 and the “Nonqualified Deferred Compensation Plans” on page 56.

Executive Benefit Elements

We have two benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two benefits are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance benefit. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Messrs Saunders, Tiede, Coker and Fuller are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Mr. Sanders, who was elected as an officer prior to April 1, 2004, receives a benefit approximately equal to three times salary plus target incentive, using a combination of term life insurance coverage and permanent (cash value) insurance. The permanent life insurance provides coverage beyond age 65. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004.

Supplemental Executive

Retirement Plan Benefits

Supplemental executive retirement plan benefits are one component of the executive compensation reward strategy and are offered under the Omnibus Benefit Restoration Plan in one of two formats, depending on when an NEO became an officer.

•	Defined contribution supplemental executive retirement benefit (the DCSERP), OR

•	Defined benefit supplemental executive retirement benefit (the DBSERP)

Executive officers elected after January 1, 2008, may participate in the DCSERP under which they receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive under the annual incentive plan). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer, and is not available for payment until six months following termination of employment.

After retirement, an officer’s vested DCSERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. Messrs Saunders, Tiede and Coker currently participate in this plan.

Executive officers elected before January 1, 2008 participate in the DBSERP which, when combined with the tax-qualified Sonoco Pension Plan (“Pension Plan”), defined benefit restoration benefit (DB Restoration) and full Social Security benefits, equals 60% of the executive officer’s final average cash earn-

SONOCO 2018 PROXY STATEMENT	39

ings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. Officers elected before January 1, 2006, become fully vested in their DBSERP benefit upon the completion of five years service in the DBSERP. Officers elected after January 1, 2006, become fully vested in their DBSERP benefit upon completion of five years service in the DBSERP and attainment of age 55. In line with amendments to the Company’s broad-based defined benefit retirement plans, no additional benefits will accrue under the DBSERP after December 31, 2018. NEOs whose DBSERP benefit accruals are frozen effective December 31, 2018 will begin participating in the DCSERP effective January 1, 2019.

The DBSERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company. Messrs Sanders and Fuller are NEOs elected before January 1, 2008, and therefore participate in the DBSERP.

In addition to the supplemental executive retirement benefits (DBSERP or DCSERP), there are broad-based retirement benefits that apply to the NEOs, which are explained in more detail on pages 53 and 56. The NEO’s date of hire will determine eligibility for the broad-based retirement plans. The table below indicates the retirement benefits applicable to each NEO:

	DCSERP or DBSERP	Defined Benefit Pension Plan and DB Restoration benefit	Defined Contribution Sonoco Retirement Contribution (SRC) and DC Restoration benefit	Defined Contribution Company Match and DC Restoration benefit

M.J. Sanders	DBSERP	🌑		🌑
B.L. Saunders	DCSERP	🌑		🌑
R.C. Tiede	DCSERP		🌑	🌑
R.H. Coker	DCSERP	🌑		🌑
R.D. Fuller	DBSERP	🌑		🌑

More detailed descriptions of the DBSERP benefit, the DCSERP benefit, the qualified Pension Plan, the DB Restoration benefit, the Sonoco Retirement Contribution, Company Match and DC Restoration benefit is set forth under “Sonoco Pension Plan” on page 53, “Defined Benefit Restoration and DBSERP” on page 53 and the “2017 Nonqualified Deferred Compensation” table on page 55.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and our Compensation Committee has adopted a resolution that prohibits such payments.

Executive Compensation Policies

Tax Deductibility of Compensation

In 2017, IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers

40	SONOCO 2018 PROXY STATEMENT

employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to maximize our ability to deduct for federal tax purposes compensation provided to senior executives while maintaining compensation programs that support attraction and retention of key executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. Executive officers are required to defer receipt of any PCSUs and/or RSUs that vest but would not be deductible under IRC Section 162(m) until six months following separation of service, unless an earlier distribution is required to comply with provisions of IRC Section 409A. The tax reform legislation signed into law in December, 2017, made significant amendments to IRC Section 162(m), including, with limited exceptions, repeal of the exception to the $1 million deductibility limit for performance-based compensation. A number of these amendments are ambiguous, and will likely be subject to corrective legislation or interpretive advice from the IRS. Accordingly, the impact of the amendments on deductibility of our performance-based compensation is unclear. The Compensation Committee will continue to monitor relevant developments in making its decisions about the structure of our compensation programs.

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Retirement and Savings Plan, stock equivalents earned through non-qualified deferred compensation plans, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

Anti-hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Anti-pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “—Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management – Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived

SONOCO 2018 PROXY STATEMENT	41

as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and executive officers were in compliance with this policy as of December 31, 2017.

Incentive Compensation Clawback Policy

The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of bonus or incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such bonus and incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

Role of Independent

Compensation Consultant

The Committee seeks input from Frederic W. Cook & Co., Inc., its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 17 and is also available through the Investor Relations section of our website at sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2017, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of share-based compensation compared to our peer group, assisted in the preparation of the Company’s public filings with regard to executive compensation, provided advice on application of the CEO Pay Ratio regulations and reviewed implications of year-end tax reform. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides

42	SONOCO 2018 PROXY STATEMENT

advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2017, management engaged Aon to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and assistance with document drafting.

The Compensation Committee has assessed the independence of Frederick W. Cook & Co. and Aon pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither Frederick W. Cook & Co.’s nor Aon’s work for the Compensation Committee and management respectively, raises any conflict of interest.

Role of Executive Officers in Determining Executive Compensation

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

SONOCO 2018 PROXY STATEMENT	43

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2017, and in this Proxy Statement.

M. D. Oken (Chair)

H. A. Cockrell

P. L. Davies

R. G. Kyle

J. M. Micali

T. E. Whiddon

Compensation Risk Review

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•  Appropriate pay philosophy, peer group and market positioning

•  Effective balance between cash and equity com- pensation, and short- and long-term performance focus

•  Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•  Multiple performance metrics in the annual and longer-term incentive programs that are intend- ed to create a balanced focus on growth, profit- ability and asset efficiency, as well as absolute stock price appreciation

•  The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•  Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant

•  Incentive plans do not reward individuals for be- haviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk)

44	SONOCO 2018 PROXY STATEMENT

Summary Compensation Table

Name and Principal Position(a)	Year(b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards ($)(1)(e)	Option Awards ($)(2)(f)	Non-Equity Incentive Plan Compensation ($)(3)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(h)	All Other Compensation ($)(5)(i)	Total ($)(j)

M. Jack Sanders	2017	$1,067,936		-0-	$3,108,459	$1,036,128	$870,475	$2,621,804	$129,342	$8,834,144

President and	2016	1,039,817		-0-	3,375,040	1,125,004	1,235,301	3,255,675	132,410	10,163,247

Chief Executive Officer	2015	993,632		-0-	2,995,149	907,886	1,065,670	2,606,305	125,817	8,694,459

Barry L. Saunders	2017	563,603		-0-	784,598	253,255	313,222	999,908	90,839	3,005,424

Senior VP and	2016	548,759		-0-	847,767	275,003	444,491	664,102	97,881	2,878,003

Chief Financial Officer	2015	529,347		-0-	894,432	263,085	378,743	523,783	94,616	2,684,006

Robert C. Tiede	2017	670,556	[6]	-0-	923,682	299,344	434,772	-0-	202,159	2,530,513

Exec VP and Chief	2016	567,741		-0-	998,890	325,004	459,870	-0-	180,602	2,532,107

Operating Officer*	2015	551,201		-0-	1,052,973	310,293	403,066	-0-	197,026	2,514,559

Robert H. Coker	2017	485,412		-0-	504,282	161,182	269,768	664,832	78,780	2,164,255

Senior VP Global Rigid	2016	471,695		-0-	544,226	175,004	356,597	418,151	83,031	2,048,704

Paper and Paper Int’l	2015	456,642		-0-	401,638	114,587	311,658	301,040	81,875	1,667,440

Rodger D. Fuller	2017	487,084		-0-	483,575	161,182	270,697	507,360	21,162	1,931,060

Senior VP Paper Americas,	2016	473,319		-0-	450,015	150,000	357,829	453,378	15,965	1,900,506

Reels and Display&Pkg	2015 (7)

* Mr. Tiede was named CEO-elect in December 2017 to succeed Mr. Sanders when he retires in April 2018

(1)	Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. The number of RSUs awarded may be found in the “2017 Grants of Plan Based Awards Table” on page 48. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2017, which are included in our 2017 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2017-2019 three-year performance cycle, valued at the 2017 grant date fair value, the maximum award value for the 2017-2019 PCSU performance period would be $4,144,598 for Mr. Sanders, $1,013,024 for Mr. Saunders, $1,197,328 for Mr. Tiede, $644,715 for Mr. Coker and $644,715 for Mr. Fuller. The annual equity awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 58.

The DCSERP as described under “Nonqualified Deferred Compensation Plans” on page 57 applies to Messrs Saunders, Tiede and Coker. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs Saunders, Tiede and Coker in 2016 and credited in 2017 were $24,831, $25,690 and $20,707, respectively, and are reflected in column (e). The amounts earned in 2017 and awarded in 2018 in deferred restricted stock units were $21,921, $27,633 and $18,800 for Messrs Saunders, Tiede and Coker, respectively, and will be reflected in the 2018 summary compensation table if each remains an NEO.

(2)	Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2017 SSARs have a grant price of the closing market price of our common stock on the date of grant.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2017 SSARs had an estimated grant date present value of $7.29. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2017, which are included in our 2017 Annual Report to Shareholders. The SSARs will not confer an actual dollar benefit on the holder unless they vest and are subsequently exercised at a time when the market value of the stock exceeds the exercise price of the SSARs and are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	The 2017 amounts are payouts of awards pursuant to our annual Officer Incentive Plan as discussed on page 31 of the “Compensation Discussion and Analysis”. The amounts shown were paid to the NEOs in March of the following year. Mr. Tiede elected to defer $86,955 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation of service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Nonqualified Deferred Compensation Plans” on page 56.

SONOCO 2018 PROXY STATEMENT	45

(4)	For all NEOs except Mr. Tiede, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “2017 Pension Benefits” table on page 52, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from an additional year of pay and benefit service under the retirement formula. There were no changes to the design of the retirement plan benefits during 2017.

The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. The following chart shows the effect that the year-over-year change in pension value had on total compensation, by showing total compensation minus the change in pension value. The amounts reported in the Total columns are the same amounts reported in column (j) above. The amounts in the Total Without Change in Pension Value columns represent total compensation reported in column (j) above, minus the amounts reported in column (h) above. The amounts reported in the Total Without Change in Pension Value columns are not a substitute for Total compensation. However, given the external variables related to changes in pension values, we believe shareholders may find the chart below useful for comparative purposes. Information on the accumulated pension benefits for each NEO is available in the 2017 Pension Benefits table on page 52.

	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value

	2017		2016		2015

M.J. Sanders	$8,834,144	$6,212,340	$10,163,247	$6,907,572	$8,694,459	$6,088,154

B.L. Saunders	3,005,424	2,005,516	2,878,003	2,213,901	2,684,006	2,160,223

R.C. Tiede	2,530,513	2,530,513	2,532,107	2,532,107	2,514,559	2,514,559

R.H. Coker	2,164,255	1,499,423	2,048,704	1,630,553	1,667,440	1,366,400

R.D. Fuller*	1,931,060	1,423,700	1,900,506	1,447,128

*Mr.	Fuller was not an NEO in 2015.

(5)	All other compensation for 2017 consisted of the following components for each NEO:

	Perquisites(a)	Executive Life Insurance(b)	Company Contributions and Accruals to Defined Contribution Plans(c)	Company Contributions to the DCSERP(d)	All other Compensation Total(e)

M.J. Sanders	$21,457	$61,820	$46,065	-0-	$129,342

B.L. Saunders		4,915	20,162	$65,762	90,839

R.C. Tiede		11,304	107,955	82,900	202,159

R.H. Coker		5,301	16,840	56,639	78,780

R.D. Fuller		4,264	16,898	-0-	21,162

(a)	Mr. Sanders’ perquisites consisted of $21,457 for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $2,011 per hour in 2017, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane. Perquisites and other personal benefits were less than $10,000 for each of our other NEOs.

(b)	Includes premiums we paid for the executive life insurance benefits (including the executive term life policies and the frozen executive permanent life policies described on page 39).

(c)	Comprised of Company contributions to the tax qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration”), which keeps employees whole with respect to our contributions that were limited by tax law. Company contributions may include a Company match and an annual retirement contribution. Refer to table on page 40 for information on NEO’s participation in defined contribution plans.

46	SONOCO 2018 PROXY STATEMENT

(d)	The DCSERP as described under “Nonqualified Deferred Compensation Plans – DCSERP” on page 57 applies to Messrs Saunders, Tiede and Coker. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table.

(6)	Mr. Tiede elected to defer $134,105 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation from service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Nonqualified Deferred Compensation Plans” on page 56.

(7)	Mr. Fuller was not an NEO in 2015.

SONOCO 2018 PROXY STATEMENT	47

2017 Grants of Plan-based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(3)	All Other Option Awards: Number of Securities Underly- ing Options (#)(4)(j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($)(5)(l)
Name(a)	Grant Date(b1)	Committee Action Date(b2)	Threshold ($)(c)	Target ($)(c)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)

M.J. Sanders
Annual Cash Incentive	NA	02-07-17	$469,892	$1,174,730	$2,349,460
SSARs	02-08-17	02-07-17								142,130	$54.46	$1,036,128
PCSUs	02-08-17	02-07-17				20,678	41,355	82,710				2,072,299
RSUs	02-08-17	02-07-17							20,104			1,036,160

B.L. Saunders
Annual Cash Incentive	NA	02-07-17	169,081	422,702	845,404
SSARs	02-08-17	02-07-17								34,740	54.46	253,255
PCSUs	02-08-17	02-07-17				5,054	10,108	20,216				506,512
RSUs	02-08-17	02-07-17							4,914			253,268
R.C. Tiede
Annual Cash Incentive	NA	02-07-17	234,695	586,737	1,173,474
SSARs	02-08-17	02-07-17								41,060	54.46	299,327
PCSUs	02-08-17	02-07-17				5,974	11,947	23,894				598,664
RSUs	02-08-17	02-07-17							5,808			299,344

R.H. Coker
Annual Cash Incentive	NA	02-07-17	145,624	364,059	728,118
SSARs	02-08-17	02-07-17								22,110	54.46	161,182
PCSUs	02-08-17	02-07-17				3,217	6,433	12,866				322,358
RSUs	02-08-17	02-07-17							3,128			161,217
R.D. Fuller
Annual Cash Incentive	NA	02-07-17	146,125	365,313	730,626
SSARs	02-08-17	02-07-17								22,110	54.46	161,182
PCSUs	02-08-17	02-07-17				3,217	6,433	12,866				322,358
RSUs	02-08-17	02-07-17							3,128			161,217

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2017 Officer Incentive Plan, as discussed on page 31 of the Compensation Discussion and Analysis and the actual performance payout is reflected in column (g) of the Summary Compensation Table.

(2)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2017. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 36 of the Compensation Discussion and Analysis section.

(3)	As described in Footnote 1 of the “Summary Compensation Table”, these amounts represent the 2017 RSU awards that vest in equal installments on the first, second and third anniversaries of the grant date, plus the portion of the DC SERP benefit invested in deferred restricted stock units.

(4)	SSARs awarded in 2017. These awards vest in equal installments on the first, second and third anniversary of the grant date and have a ten year term. Information about determining the number of award shares is provided on page 36 of the Compensation Discussion and Analysis.

(5)	The grant date values are computed in accordance with FASB ASC Topic 718. The value of the option awards (SSARs) is based on a binomial model calculation of $7.29 per share on the date of grant. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

48	SONOCO 2018 PROXY STATEMENT

Outstanding Equity Awards

at 2017 Fiscal Year-end

									Stock Awards

		Option or SSAR Awards
Name(a)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(b)		Number of Securities Underlying Unexercised Options (#) Unexercisable(c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)(j)

M.J. Sanders	02/08/2017			142,130	(2)		$54.4600	02/08/2027
	02/08/2017											41,355	(3)	$2,197,605
	02/08/2017								20,104	(2)	$1,068,327
	02/10/2016	73,660	(2)	149,555	(2)		40.4100	02/10/2026
	02/10/2016											61,933	(4)	3,291,120
	02/10/2016								20,010	(2)	1,063,331
	02/11/2015	92,327	(2)	47,563	(2)		46.1600	02/11/2025
	02/11/2015								7,350	(2)	390,579
	04/01/2013								66,865	(5)	3,553,206

B.L. Saunders	02/08/2017			34,740	(2)		54.4600	02/08/2027
	02/08/2017											10,108	(3)	537,139
	02/08/2017								4,914	(2)	261,130
	02/10/2016	36,558	(2)	18,006	(2)		40.4100	02/10/2026
	02/10/2016											15,140	(4)	804,540
	02/10/2016								4,892	(2)	259,961
	02/11/2015	26,754	(2)	13,783	(2)		46.1600	02/11/2025
	02/11/2015								2,130	(2)	113,188

R.C. Tiede	02/08/2017			41,060	(2)		54.4600	02/08/2027
	02/08/2017											11,947	(3)	634,864
	02/08/2017								5,808	(2)	308,637
	02/10/2016	43,205	(2)	21,280	(2)		40.4100	02/10/2026
	02/10/2016											17,892	(4)	950,781
	02/10/2016								5,781	(2)	307,202
	02/11/2015	16,256	(2)	31,555	(2)		46.1600	02/11/2025
	02/11/2015								2,512	(2)	133,488

R.H. Coker	02/08/2017			22,110	(2)		54.4600	02/08/2027
	02/08/2017											6,433	(3)	341,850
	02/08/2017								3,128	(2)	166,222
	02/10/2016	11,458	(2)	23,265	(2)		40.4100	02/10/2026
	02/10/2016											9,634	(4)	511,951
	02/10/2016								3,113	(2)	165,425
	02/11/2015	11,652	(2)	6,004	(2)		46.1600	02/11/2025
	02/11/2015								928	(2)	49,314
	02/12/2014	36,050	(2)				41.5800	02/12/2021
	02/08/2012	18,900	(2)				32.8500	02/08/2019
R.D. Fuller	02/08/2017			22,110	(2)		54.4600	02/08/2027
	02/08/2017											6,433	(3)	341,850
	02/08/2017								3,128	(2)	166,222
	02/10/2016	9,821	(2)	19,941	(2)		40.4100	02/10/2026
	02/10/2016											8,258	(4)	438,830
	02/10/2016								2,668	(2)	141,778
	02/11/2015	11,652	(2)	6,004	(2)		46.1600	02/11/2025
	02/11/2015								928	(2)	49,314

(1)	Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 29, 2017, closing price of $53.14.

SONOCO 2018 PROXY STATEMENT	49

(2) Represents SSARs and RSUs.

SSARs become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

02/08/2017	1/3 per year in years 1, 2 and 3

02/10/2016	1/3 per year in years 1, 2 and 3

02/11/2015	1/3 per year in years 1, 2 and 3

RSUs vest in accordance with the schedule below:
Grant Date	Vesting

02/08/2017	1/3 per year in years 1, 2 and 3

02/10/2016	1/3 per year in years 1, 2 and 3

02/11/2015	1/3 per year in years 1, 2 and 3

(3)	Represents the number of target PCSUs granted February 8, 2017 that will vest on December 31, 2019, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout.

(4)	Represents the number of target PCSUs granted February 10, 2016 that will vest on December 31, 2018, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance in order to achieve payout.

(5)	Represents RSUs awarded to Mr. Sanders upon his election as Chief Executive Officer in April 2013. The shares will vest at the end of the five year time-based restriction if Mr. Sanders is still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. If Mr. Sanders leaves the Company for any reason other than death or disability before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a pro-rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro-rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

50	SONOCO 2018 PROXY STATEMENT

2017 Option Exercises and Stock Vested

The following table provides information about SSARs exercised by our NEOs in 2017 and about RSUs and PCSUs that vested in 2017.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting(5) ($)(e)

M.J. Sanders			7,133(2)	$375,909
			9,855(3)	519,359
			41,275(4)	2,193,354
Total			58,263	$3,088,621

B.L. Saunders	39,456	$451,532	2,067(2)	108,931
			2,409(3)	126,954
			11,961(4)	635,608
Total			16,437	871,493

R.C. Tiede	52,835	495,903	2,438(2)	128,483
			2,847(3)	150,037
			14,107(4)	749,646
Total			19,392	1,028,165

R.H. Coker			901(2)	47,483
			1,533(3)	80,789
			5,210(4)	276,859
Total			7,644	405,131

R.D. Fuller			901(2)	47,483
			1,314(3)	69,248
			5,210(4)	276,859
Total			7,425	393,590

(1)	The difference between the market price of the common stock at exercise and the exercise price of the SSARs.

(2)	Portion of the RSU that vested for the 2015 RSU award. Mr. Sanders was required to defer receipt of this award until six months following separation of service because it was not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the “2017 Nonqualified Deferred Compensation” table on page 55 for more details.

(3)	Portion of the RSU that vested for the 2016 RSU award. Mr. Sanders was required to defer receipt of this award until six months following separation of service because it was not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the “2017 Nonqualified Deferred Compensation” table on page 55 for more details.

(4)	PCSUs that vested for the 2015-2017 long-term incentive performance period that ended on December 31, 2017. Performance criteria for the 2015-2017 performance cycle vested at 87.7% of target PCSUs.

(5)	Based on the closing stock price on the date of vesting.

SONOCO 2018 PROXY STATEMENT	51

2017 Pension Benefits

Name(a)	Plan Name (b)	Number of Years Credited Service(3) (#)(c)	Present Value of Accumulated Benefit(4) ($)(d)	Payments During Last Fiscal Year ($)(e)

M.J. Sanders	Pension Plan(1)	29.00	$1,548,711
	DB Restoration(1)	29.00	10,787,718
	DBSERP(1)	30.00	9,594,122
Total			$21,930,551	-0-

B.L. Saunders	Pension Plan(1)	27.50	1,183,692
	DB Restoration(1)	27.50	3,268,107
Total			4,451,799	-0-

R.C. Tiede (2)

R.H. Coker	Pension Plan(1)	31.50	1,169,261
	DB Restoration(1)	31.50	2,889,391
Total			4,058,652	-0-
R.D. Fuller	Pension Plan(1)	31.50	1,212,585
	DB Restoration(1)	31.50	2,679,603
	DBSERP(1)	32.58	622,599
Total			4,514,787	-0-

(1)	These plans have been amended so that no additional benefits will accrue after December 31, 2018. Future accruals towards retirement will transition to defined contribution plans effective January 1, 2019 as described under “Sonoco Pension Plan” and “Defined Benefit Restoration Benfeit and DBSERP” on page 53.

(2)	Mr. Tiede does not participate in the Pension Plan or the DB Restoration benefit because he was hired after participation in these plans was frozen. Instead, he participates in the broad-based defined contribution plan, Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, he participates in the DC Restoration and the DCSERP. These plans are described on page 56.

(3)	Years of credited service under the Pension Plan and the DB Restoration begin on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DBSERP begin on the date of hire. We do not provide extra years of credited service under the plans.

(4)	We calculate the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the DB Restoration and DBSERP benefits as discussed below). Calculations are based on the effective discount rates of 3.69% for the Pension Plan and 3.50% for the DB Restoration and the RP2014 healthy annuitant mortality table adjusted to 2006 and projected with Scale MP-2017 on a generational basis (post-retirement only) as of 12/31/2017. The interest assumption for the DBSERP three-year installments is based on the November 2017 IRS three-segment yield curve as of 12/31/2017.

52	SONOCO 2018 PROXY STATEMENT

Sonoco Pension Plan

The Sonoco Pension Plan (“Pension Plan”) is a defined benefit retirement plan and covers the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. Future benefit accruals will transition to the Sonoco Retirement and Savings Plan, effective January 1, 2019. The Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A.	$42 multiplied by years of benefit service (up to 30); plus

B.	1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C.	1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.	0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($270,000 in 2017).

Benefit service begins at the date of commencement of participation, which is the January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55 with subsidized early retirement reductions of 3.6% per year from age 65. Messrs. Sanders, Saunders, Coker and Fuller are fully vested in the Pension Plan.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a preretirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Pension Plan offers several optional forms of payment including joint and survivor annuities, period certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Defined Benefit Restoration and DBSERP

The Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan, provides a defined benefit restoration benefit and a defined benefit supplemental executive retirement benefit.

The defined benefit restoration benefit (“DB Restoration) is provided to Sonoco employees hired before 2004 (including the NEOs with the exception of Mr. Tiede because he was not hired before 2004) to compensate for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC. Messrs Sanders, Saunders, Coker and Fuller are vested in the DB Restoration benefit. Generally, the terms and conditions of the DB Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The DB Restoration benefit was amended in 2009 to freeze benefit accruals effective December 31, 2018. Future benefit accruals will transition to the DC Restoration, effective January 1, 2019.

The DBSERP is provided only to designated officers elected before January 1, 2008, including Messrs Sanders and Fuller. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DBSERP benefit upon the completion of five years vesting service in the DBSERP. Officers elected after January 1, 2006, become fully vested in their

SONOCO 2018 PROXY STATEMENT	53

DBSERP benefit upon completion of five years vesting service in the DBSERP and attainment of age 55. The DBSERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Pension Plan and the DB Restoration benefit. Future benefit accruals will transition to the DCSERP effective January 1, 2019.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2017 and the present value of each NEO’s accumulated benefit. The increase in pension value is not a current cash payment. It represents the increase in the value of the NEOs’ pensions, which are paid only after retirement. The change in pension value from year to year as reported in these tables will vary based on changes in underlying assumptions and the impact of an additional year of eligible pay and service under the benefit formula, and may not represent the value a named executive officer will actually accrue or receive under the Pension Plan, the DB Restoration and DB-SERP.

The annual DBSERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DBSERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

Final average cash earnings for the DBSERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DBSERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Messrs Sanders and Fuller are vested and eligible to retire under the DBSERP, and have each elected to receive the actuarially equivalent value of the DBSERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment at December 31, 2017, for reasons other than death, Mr. Sanders would receive the DBSERP benefit in three equal installment payments of $3,421,574. In the event of his death his spouse would receive three equal installment payments of $3,443,305. In the event of termination of employment at December 31, 2017, for reasons other than death, Mr. Fuller would receive the DBSERP benefit in three equal installment payments of $625,193. In the event of his death his spouse would receive three equal installment payments of $934,810.

In the event of disability, the disability benefit payable is equal to the early retirement DBSERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early retirement DBSERP benefit (prior to the conversion to the actuarially equivalent value of the DBSERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DBSERP installments, and DB Restoration and the Pension Plan benefits would continue.

54	SONOCO 2018 PROXY STATEMENT

2017 Nonqualified Deferred Compensation

Name(a)	Executive Contributions in 2017 (1)(4) ($)(b)	Registrant Contributions in 2017(4) ($)(c)	Aggregate Earnings in 2017(2)(4) ($)(d)	Aggregate Withdrawals/ Distributions in 2017 ($)(e)	Aggregate Balance at End of 2017(3)(4) ($)(f)

M.J. Sanders
DC Restoration	-0-	$40,665	$65,874	-0-	$586,632
NQDC - Deferred PCSUs/RSUs	$902,742	-0-	3,061,682	-0-	19,062,136

B.L. Saunders
DC Restoration	-0-	14,762	17,577	-0-	159,299
NQDC - Deferred PCSUs/RSUs	-0-	-0-	26,560	-0-	712,809
DCSERP (Deferred Cash)	-0-	65,762	12,188	-0-	569,551
DCSERP (Deferred Stock)	-0-	24,831	7,220	-0-	236,569

R.C. Tiede
1991 Officer Deferred Compensation Plan	221,059	-0-	34,367	-0-	960,500
DC Restoration	-0-	86,043	95,394	-0-	958,686
NQDC - Deferred PCSUs/RSUs	-0-	-0-	479,094	-0-	1,408,263
DCSERP (Deferred Cash)	-0-	82,900	13,899	-0-	657,521
DCSERP (Deferred Stock)	-0-	25,690	7,912	-0-	257,219

R.H. Coker
DC Restoration	-0-	11,440	20,376	-0-	139,899
NQDC - Deferred PCSUs/RSUs	-0-	-0-	25,551	-0-	685,687
DCSERP (Deferred Cash)	-0-	56,639	11,887	-0-	542,919
DCSERP (Deferred Stock)	-0-	20,707	(123)	-0-	225,223

R.D. Fuller
DC Restoration	-0-	11,498	51,036	-0-	341,258
NQDC - Deferred PCSUs/RSUs	-0-	0	0	-0-	0

(1)	Includes aggregate of deferred cash and equity compensation in 2017. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $53.14 per share on December 29, 2017.

(2)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 29, 2017 closing price of $53.14. Values also reflect any required Social Security taxes on shares that vested in 2017. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans” on page 56.

(3)	For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DCSERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2017.

SONOCO 2018 PROXY STATEMENT	55

(4)	The following table shows contributions, earnings and aggregate balance at the end of 2017 that are reported in the “Summary Compensation Table” on page 45 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2017 Summary Compensation Table	Amounts in column (c) above reported in the 2017 Summary Compensation Table	Amounts in column (d) above reported in the 2017 Summary Compensation Table	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company stock rather than cash

M.J. Sanders	$902,742	$40,665	-0-	$11,708,047	$19,062,136

B.L. Saunders	-0-	105,355	-0-	629,212	949,378

R.C. Tiede	221,059	194,633	-0-	3,090,934	2,515,288

R.H. Coker	-0-	88,786	-0-	452,738	910,910

R.D. Fuller	-0-	11,498	-0-	0	-0-

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan for Corporate Officers

Each participant in the Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2017, the interest rate was 4.719%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. Mr. Tiede elected to participate in this plan in 2017. The amount of his deferral is shown in footnote 4 above for column (b) in the table.

Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan as described on page 34 of the “Compensation Discussion and Analysis” may make an irrevocable election under the NQDC to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs and RSUs accrue dividend equivalents only after vesting.

DC Restoration Benefit

In addition to an executive officer’s ability to elect deferral of salary, incentive and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined contribution plan, that is considered deferred compensation (“DC Restoration benefit”). The purpose of the DC Restoration benefit is to compensate benefits lost to all participants in the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. There are two types of company contribution under the Sonoco Retirement and Savings Plan: 1) Company match and 2) an annual Sonoco re-

56	SONOCO 2018 PROXY STATEMENT

tirement contribution. The table on page 40 describes the type of company contribution that applies to each NEO.

Generally, the terms and conditions of the DC Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:

•	Company Match – All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match.

•	Sonoco Retirement Contribution (SRC) – Mr. Tiede is the only NEO eligible for the SRC because he was hired after January 1, 2004. The annual SRC is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($127,200 in 2017). The DC Restoration benefit allows for the benefit formula to be applied to compensation that is limited by the IRC ($270,000 in 2017) under the qualified plan. One hundred percent of the annual SRC is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual SRC at the earlier of three years of service or reaching age 55. Mr. Tiede is fully vested in the SRC of the Sonoco Retirement and Savings Plan and the DC Restoration benefit.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The DC Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The DC Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

DCSERP

The DCSERP, also a form of deferred compensation, is available to certain NEOs as described on pages 39 and 40. Messrs Saunders, Tiede and Coker participate in the DCSERP. The annual DCSERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DCSERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2017, the interest rate was 2.45%. The remaining twenty-five percent will be issued in Sonoco deferred restricted stock units. The DCSERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs Saunders, Tiede and Coker are fully vested in the DCSERP. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DCSERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DCSERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years.

For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to section on page 53 “Defined Benefit Restoration and DBSERP” and the “2017 Pension Benefits” table, footnote (1) on page 52.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2017, are set forth in column (f) of the “2017 Nonqualified Deferred Compensation” table on page 55. All NEOs have met the vesting requirements of the DCSERP and those amounts would be paid in the event of a termination in event of a termination including death, disability or retirement. Upon a change in control, there is no accelerated vesting of the DCSERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following that table.

SONOCO 2018 PROXY STATEMENT	57

Potential Benefits Payable Immediately Upon Certain Separation Events

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 29, 2017, including a change in control of the Company.

The table does not include:

•	Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•	The value of pension benefits that are disclosed in the “2017 Pension Benefits” table beginning on page 52

•	The amounts payable under deferred compensation plans that are disclosed in the “2017 Nonqualified Deferred Compensation Plan” table on page 55

•	The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees

Name(a)	Termination (a)	Disability(b)	Retirement(c)	Change in Control(d)	Death(e)

M.J. Sanders
Unvested SSARs(1)	-0-	$2,235,825	-0-	$2,235,825	$2,235,825
Unvested PCSUs(2)	-0-	2,926,615	$2,926,615	2,926,615	2,926,615
Unvested RSUs(3)	-0-	5,897,763	-0-	5,897,763	5,897,763
Executive Life Insurance Plan Lump Sum(4)					5,250,000
B.L. Saunders
Unvested SSARs(1)	-0-	561,589	-0-	561,589	561,589
Unvested PCSUs(2)	-0-	715,406	715,406	715,406	715,406
Unvested RSUs(3)	-0-	634,279	-0-	634,279	634,279
Executive Life Insurance Plan Lump Sum(4)					1,250,000
R.C. Tiede
Unvested SSARs(1)	-0-	663,467	-0-	663,467	663,467
Unvested PCSUs(2)	-0-	845,475	845,475	845,475	845,475
Unvested RSUs(3)	-0-	749,327	-0-	749,327	749,327
Executive Life Insurance Plan Lump Sum(4)					1,500,000
R.H. Coker
Unvested SSARs(1)	-0-	338,071	-0-	338,071	338,071
Unvested PCSUs(2)	-0-	455,250	455,250	455,250	455,250
Unvested RSUs(3)	-0-	380,961	-0-	380,961	380,961
Executive Life Insurance Plan Lump Sum(4)					1,250,000
R.D. Fuller
Unvested SSARs(1)	-0-	295,757	-0-	295,757	295,757
Unvested PCSUs(2)	-0-	406,503	406,503	406,503	406,503
Unvested RSUs(3)	-0-	357,313	-0-	357,313	357,313
Executive Life Insurance Plan Lump Sum(4)					1,250,000

(1)	Unvested SSARs would immediately vest upon termination only in the case of death, disability or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder.

(2)

Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a pro-rata basis. If the participant separates from service as a result of death, disability or retirement

58	SONOCO 2018 PROXY STATEMENT

during the performance period, the participant will be entitled to a settlement of PCSUs that may vest at the end of the three-year performance period on a pro-rata basis equal to the time employed.

(3)	Unvested RSUs would immediately vest upon termination only in the case of death, disability or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr. Sanders, the portion of his unvested RSUs associated with awards granted upon becoming CEO would vest on a pro-rata basis in the event of a change in control, and would vest on a pro-rata basis upon death or disability subject to approval of the Committee.

(4)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 39) was structured, the premiums for Mr. Sanders will end at age 65. The present value of the remaining estimated pre-2004 permanent life insurance premiums for Mr. Sanders projected to age 65 is $40,324. Messrs Saunders, Tiede, Coker and Fuller do not participate in the pre-2004 permanent life insurance program.

Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in the “Compensation Discussion and Analysis”, will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums projected to age 65 are $39,315 for Mr. Sanders, $30,211 for Mr. Saunders, $60,512 for Mr. Tiede, $44,399 for Mr. Coker and $32,650 for Mr. Fuller.

Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, we are providing the following information about the relationship of the median of the annual total compensation of all our employees except our CEO, and the annual total compensation of our CEO. With analytical and statistical sampling support from Willis Towers Watson, we estimate that, for 2017, the ratio of CEO pay to median employee pay is 182:1. To determine the median employee we began with our total global employee population of 20,800 as of October 1, 2017. To identify our median employee, we used “base pay” as a consistently applied compensation measure. To determine our estimated median base pay, we collected recorded base salary for salaried employees and estimated annual base pay for hourly employees by multiplying each employee’s hourly rate by their scheduled hourly work week. Next, we used a valid statistical sampling approach to identify employees who we expected were paid within a +/- 5% range of that value. From this group we selected an employee who we felt was reasonably representative of our median employee and determined that person’s Summary Compensation Table total compensation was $48,645. This includes $5,256 in employer-provided health and welfare benefits and $2,430 in retirement contribution for the median employee. An amount of $12,664 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.

SONOCO 2018 PROXY STATEMENT	59

Director Compensation

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2017, non-employee directors received a quarterly cash retainer of $20,000. In addition, the directors received quarterly deferred stock equivalent units valued at $27,500. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer. In 2017, the Governance Committee chair, Financial Policy Committee chair, Executive Compensation Committee chair and the Employee/Public Responsibility Committee chair each received a committee chair retainer of $3,750 and the Audit Committee chair received a committee chair retainer of $5,000. For the first quarter of 2017 the Lead Director received a quarterly retainer of $5,000. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a Lead Director retainer of $6,250 per quarter effective April 1, 2017.

With the exception of Mr. DeLoach, no director had a compensation arrangement that differed from the program described above. Effective April 1, 2013, Mr. DeLoach, assumed the role of Executive Chairman. In addition to the cash retainer and equity award listed above, Mr. DeLoach received incremental Executive Chairman pay of $86,250 per quarter.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2017, the interest rate was 4.719%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2017.

60	SONOCO 2018 PROXY STATEMENT

2017 Director Compensation Table

Name(a)	Fees Earned or Paid in Cash ($)(1)(b)	Stock Awards($)(2)(c)	All Other Compensation ($)(e)		Total ($)(f)

H.E. DeLoach, Jr.	$434,000	$110,000	$259,933	(3)	$803,933
H.A. Cockrell	99,500	110,000			209,500
P.L. Davies	105,500	110,000			215,500
P. Guillemot(4)	98,223	0			98,223
J.R. Haley	113,000	110,000			223,000
R.G. Kyle	114,500	110,000			224,500
E.H. Lawton, III (retired 7/18/17)	72,000	82,500			154,500
J.E. Linville	119,000	110,000			229,000
B.J. McGarvie	105,500	110,000			215,500
J.M. Micali	148,750	110,000			258,750
S. Nagarajan	108,500	110,000			218,500
M.D. Oken	129,500	110,000			239,500
T.E. Whiddon	142,000	110,000			252,000

(1)	Mr. DeLoach elected to defer all of his Director compensation, which includes his Executive Chairman fees ($345,000), his retainer ($80,000) and his meeting fees ($ 9,000) into deferred stock equivalent units. In connection with his 27 years of service prior to his retirement as Chief Executive Officer in 2013, in addition to the fees and other compensation paid and stock awarded to him for service as a director as disclosed in the table above, in 2017, Mr. DeLoach received payouts of previously accrued benefits under the Sonoco Pension Plan and the DB Restoration benefit.

Mr. Micali elected to defer 50% of his cash retainer ($ 40,000), 50% of his Lead Director Retainer ($ 11,875) and 50% his meeting fees ($15,000) into a market rate interest account as described above. The remaining balance of his cash retainer, Lead Director retainer and meeting fees were deferred into deferred stock equivalent units.

Mr. Nagarajan elected to defer 100% of his cash retainer ($80,000) and 100% of his meeting fees ($28,500) into deferred stock equivalent units.

Mr. Linville elected to defer his cash retainer ($80,000) into a market rate interest account as described above.

(2)	Mandatorily deferred stock equivalent units.

(3)	This amount includes $132,559 in premiums for executive life insurance policies purchased for Mr. DeLoach prior to 2004 while he was an executive officer, and $127,374 in reimbursement during 2017 for the payment of taxes on these life insurance policies. These payments were made pursuant to pre-2004 contractual commitments to Mr. DeLoach. The tax reimbursement benefit has been eliminated for all other executive officers and will no longer be provided once the Company’s contractual obligation to Mr. DeLoach is satisfied.

(4)	Mr. Guillemot was elected to the Board of Directors on June 19, 2017. As a new member, his retainer and meeting fees for 2017 were paid in cash due to deferral election requirements under IRC Section 409A.

SONOCO 2018 PROXY STATEMENT	61

The table below shows the amount of 2017 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Director	Fees Deferred Into Equivalent Stock Units (1)	Payout Schedule Election in Years

H.E. DeLoach, Jr.(2)	$544,000	1
H.A. Cockrell	110,000	1
P.L. Davies	110,000	5
P. Guillemot	0	n/a
J.R. Haley	110,000	3
R.G. Kyle	110,000	3
E.H. Lawton, III (retired 7/18/17)	82,500	5
J.E. Linville	110,000	3
B.J. McGarvie	110,000	1
J.M. Micali(3)	176,875	1
S. Nagarajan(4)	218,500	5
M.D. Oken	110,000	1
T.E. Whiddon	110,000	3

(1)	Mandatory deferrals of stock awards of $27,500 were made for each director on 1/3/17, 4/3/17, 7/3/17 and 10/2/17.

(2)	Mr. DeLoach elected to defer his Executive Chairman fees ($345,000), his retainer ($ 80,000) and his meeting fees ($ 9,000) into deferred stock equivalent units.

(3)	Mr. Micali elected to defer 50% of his cash retainer ($40,000), 50% of his Lead Director retainer ($11,875), and 50% of his meeting fees ($15,000) into deferred stock equivalent units.

(4)	Mr. Nagarajan elected to defer 100% of his cash retainer ($80,000) and 100% of his meeting fees ($28,500) into deferred stock equivalent units.

62	SONOCO 2018 PROXY STATEMENT

Non-employee Directors’ Outstanding Equity Awards or Fees

Deferred Into Sonoco Stock Equivalent Units at 2017 Fiscal Year-end

	Deferred Into Sonoco Stock Equivalent Units

Name	Number	Value(1)

H.E. DeLoach, Jr.	83,926	$4,459,844
H.A. Cockrell	10,065	534,865
P.L. Davies	33,415	1,775,673
P. Guillemot	0	0
J.R. Haley	16,670	885,854
R.G. Kyle	4,576	243,153
E.H. Lawton, III (retired 7/18/17)	32,876	1,747,020
J.E. Linville	33,415	1,775,662
B.J. McGarvie	7,328	389,383
J.M. Micali	49,077	2,607,973
S. Nagarajan	6,540	347,514
M.D. Oken	33,340	1,771,688
T.E. Whiddon	33,415	1,775,678

(1)	Based on the December 29, 2017 price of $53.14 per share.

SONOCO 2018 PROXY STATEMENT	63

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2017. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

The Committee has also reviewed the services provided by PwC discussed below, and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair)

P. Guillemot

R.G. Kyle

B.J. McGarvie

S. Nagarajan

M.D. Oken

Independent Registered

Public Accounting Firm

PwC served as our principal independent registered public accounting firm for 2017 and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2018, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2017 and 2016

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2017 and 2016 and for other services rendered during 2017 and 2016 on our behalf.

Fee Category ($ in thousands)	2017	% of Total	2016	% of Total

Audit Fees	$4,341	75.7%	$3,688	77.0%

Audit-related Fees	389	6.8	64	1.4

Tax Fees	997	17.4	1,016	21.2

All Other Fees	6	.1	19	.4

Total Fees	$5,733	100.0%	$4,787	100.0%

64	SONOCO 2018 PROXY STATEMENT

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/ preparation and other tax services. Tax compliance/ preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees: All other fees include fees for all services other than those reported above, including business search services, training and seminars.

Audit Committee Pre-approval of Audit

and Permissible Non-audit Services of

Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2017, all audit and permitted non-audit services were pre-approved by the Committee.

Proposal 2: Ratification of Independent

Registered Public Accounting Firm

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

SONOCO 2018 PROXY STATEMENT	65

Proposal 3: Advisory Resolution

to Approve Executive Compensation

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 24. In response to our 2017 shareholder vote for an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2023.

Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation – Compensation Discussion and Analysis – Sonoco’s Goals Regarding Executive Compensation – Say on Pay” on page 27.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Incorporation

by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our website address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our website by reference into this Proxy Statement.

66	SONOCO 2018 PROXY STATEMENT

Shareholder Proposals

for Next Annual Meeting

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2019, you must submit the proposal to the Secretary of the Company in writing by February 1, 2019. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2019, you must be sure the Secretary of the Company receives your written proposal by November 5, 2018. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 30, 2019.

For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.

Delivery of Documents

to Shareholders Sharing an Address

We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy

Statement for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number previously provided, and ask them to send a single copy to your address.

SONOCO 2018 PROXY STATEMENT	67

Electronic Access

to Annual Meeting Materials

Important Notice Regarding the

Availability of Proxy Materials

For the Shareholders Meeting

to be Held on April 18, 2018

Sonoco’s 2017 Annual Report and 2018 Proxy

Statement are available via the Internet at:

http://www.cstproxy.com/sonoco/2018

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

Other Matters

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

John M. Florence, Jr.
March 5, 2018	Secretary

68	SONOCO 2018 PROXY STATEMENT

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 17, 2018

INTERNET/MOBILE –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0536

Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

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PROXY	Please mark your votes like this	X
The Board of Directors recommends a vote FOR ALL Director nominees and FOR Proposals 2 and 3.
1.	To elect four members to the Board of Directors for a one year term:

(01) P. L. Davies	FOR ALL ☐	FOR ALL EXCEPT ☐	WITHHOLD FOR ALL ☐
(02) H. E. DeLoach, Jr.
(03) P. Guillemot (04) R. C. Tiede

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below)

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve the advisory resolution on Executive Compensation.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

                CONTROL NUMBER

Signature Signature, if held jointly Date , 2018
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Shareholders

The 2018 Proxy Statement and the 2017 Annual Report to

Shareholders are available at: http://www.cstproxy.com/sonoco/2018

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Barry L. Saunders, Senior Vice President and Chief Financial Officer, or John M. Florence, Jr., Vice President, General Counsel and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 28, 2018 at the Annual Meeting of Shareholders to be held on April 18, 2018 or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)